Exhibit 23

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-95795 and 333-85094 of Dominion Resources, Inc. on Form S-8 of our report dated June 27, 2002, appearing in this Annual Report on Form 11-K of Thrift Plan of East Ohio Gas Company for Employees Represented by the Natural Gas Workers Union, Local 555, SEIU, AFL-CIO for the year ended December 31, 2001.

/s/ Deloitte & Touche LLP

Richmond, Virginia
June 27, 2002